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                                                                    EXHIBIT 99.1

[BELL SPORTS LOGO APPEARS HERE]
NEWS RELEASE

RELEASE DATE:   July 24, 1998

CONTACT:        Sondra L. Lehman, Director of Investor Relations (888) 534-9500

                          BELL SPORTS CORP. INCREASES
                          ITS OFFER PRICE AND EXTENDS
                          THE EXPIRATION DATE FOR ITS
                         OUTSTANDING OFFER TO PURCHASE

SAN JOSE, CA - Bell Sports Corp. (Nasdaq: BSPT and BSPTG) today announced that in connection with its outstanding offer to purchase up to $62.5 million of its 4 1/4% Convertible Subordinated Debentures due 2000 (the "Debentures") dated June 30, 1998 (the "Offer to Purchase"), it has extended the Expiration Date to 7:00 a.m. New York City time, on August 14, 1998, as such date and time may be further extended.

In addition to extending the Expiration Date, the Company is also amending the Offer to Purchase to change the consideration to be paid for each Debenture validly tendered on or prior to the Expiration Date to a cash purchase price of $905 per $1000 principal amount.

Loomis, Sayles & Co, L.P. has informed the Company that it intends to tender its holding of Debentures pursuant to the revised offer.

Unless otherwise stated herein, the terms and conditions of the Offer to Purchase remain as set forth in the Offer to Purchase dated June 30, 1998, as amended, which can be obtained (along with certain related documents) by contacting Georgeson & Company, Inc., the Information Agent for the Offer to Purchase, at (800) 223-2064 or (212) 440-9800 for banks and brokers.

Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is acting as the Dealer Manager for the Offer to Purchase. Questions concerning the Offer to Purchase may be directed to DLJ at (310) 282-8158 (call collect) or (310) 282-5518 (call collect).

As of July 23, 1998, approximately $4 million aggregate principal amount of Debentures had been tendered pursuant to the Offer to Purchase.

This press release constitutes neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to purchase is made only pursuant to the Offer to Purchase dated June 30, 1998, as it may be amended or supplemented by the Company from time to time. For information regarding the pricing, tender and delivery procedures and conditions of the Offer to Purchase, reference is made to the Offer to Purchase and the related documents.

                                  -continued-


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The Company is the leading manufacturer and marketer of bicycle helmets worldwide and a leading supplier of a broad line of bicycle accessories in North America. The Company is also a leading supplier of auto racing helmets and a supplier of bicycle accessories worldwide. Recently, the Company began marketing in-line skating, snowboarding, snow skiing and water sport helmets. The Company markets its helmets under the widely recognized Bell, Bell Pro and Giro brand names, and its accessories under such leading brands as Bell, Blackburn, Rhode Gear, VistaLite, Copper Canyon Cycling and Spoke-Hedz.

Certain matters within this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such many involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the Company's filing with the Securities and Exchange Commission.